                                                                  EXHIBIT 10.23



                        [TEAM ENTERTAINMENT GROUP LOGO]

________________________________________________________________________________
JONATHAN D. (JODY) SHAPIRO
PRESIDENT AND CHIEF OPERATING OFFICER

     June 25, 1999

     Mr. David Black
     Film Recoveries, Inc.
     7069 So. Highland Drive, #250
     Salt Lake City, UT 84121

                                        RE: FILM LIBRARY

     Dear Mr. Black:

     Team Communications Group, Inc. ("TEAM") hereby makes the following firm offer to acquire the Film Library as specified below:

          1. Film Library: The 28 Films referenced on Exhibit 1.

          2. Purchase price: $1.9 Million.

          3. Rights to be acquired. All rights, title and interest in the Library worldwide currently owned or controlled by Film Libraries, Inc. ("FLI"), without limitation and as specified on Exhibit 1.

          4. Purchase Allocation: $1.9 Million will be payable as follows:
          $1,000,000 in cash and $900,000 payable in TEAM Common Stock, subject only to any allocable reduction in the purchase price pursuant to the delivery and acceptance provisions of Paragraph 5 below. The cash portion of the Purchase Price shall be payable to the Film Recoveries Trust Account at Brighten Bank (Account No. 41020645, ABA No. 124302503). The purchase price will be payable as follows:

          a. Ten percent (10%) of the cash portion of the purchase price in the amount of One Hundred Thousand Dollars ($100,000) shall be placed into a mutually acceptable escrow upon execution of this deal memo, such escrowed funds to be released to FLI pursuant to the delivery provisions referenced below in Paragraph 5.

          b.   The balance of the cash portion of Nine Hundred Thousand Dollars



________________________________________________________________________________
            12300 WILSHIRE BLVD. SUITE 400 - LOS ANGELES, CA 90025 -
                      (310) 442-3500 - FAX (310) 442-3501
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Mr. David Black
June 25, 1999
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          ($900,000) shall be payable pursuant to the delivery and acceptance provisions referenced in Paragraph 5 below.

     c. Certificates representing the stock portion of the purchase price shall be placed in an escrow account in accordance with the provisions of Paragraph 5. The value of each share representing the stock portion shall be calculated based on the average bid price at closing for the previous ten (10) trading days preceding the execution day of this Agreement. TEAM agrees that all certificates of stock placed in the escrow account shall be registered no later than six months following the date on which such were placed in the escrow account.

5. Delivery, Acceptance and Payment: During the 30 day period commencing on July 1, 1999 and ending on July 31, 1999 (the "Initial Delivery Period"), FLI shall have the obligation to provide TEAM with (1) documentation of title pursuant to Subparagraph 5 (a) below, and (2) access to Elements which meet the standards set forth in Subparagraph 5(b) below. On the last day of the Initial Delivery Period, all Films for which FLI has provided the necessary title documents as well as Elements which meet the criteria of Subparagraph 5(b) below shall be deemed accepted by TEAM. At such time during the Initial Acceptance Period that two or more Films have been accepted, the $100,000 placed in the escrow account referenced above shall be released to FLI and shall be applied against the purchase of said Films. The escrow account shall contain strict instructions for the release of the funds upon acceptance of two or more titles. All other Films which are accepted during the Initial Delivery Period, shall be paid for by TEAM first in cash and than in stock, at a rate of $76,000 per Film (after deducting any escrow funds released to Film Recoveries, Inc.), with the cash portion to be wired directly to Film Recoveries, Inc. by no later than the close of business on August 1, 1999 and the stock portion to be placed in the escrow account to be established pursuant to Paragraph 4 (assuming that more than 12 Films have been accepted).

During the period commencing August 1, 1999 and ending August 31, 1999 (the "Delivery Cure Period"), FLI shall provide TEAM with access to any additional Elements and title documents which (1) were not supplied by FLI during the Initial Delivery Period or (2) which would render a Film (which was rejected during the Initial Delivery Period) acceptable. On September 1, 1999, TEAM shall wire transfer a payment to Film Recoveries, Inc. for all additional Films which have been accepted during the Delivery Cure Period. TEAM acknowledges that there are 28 Films referenced on Exhibit 1 and hereby agrees that it shall not have the right to reduce the Purchase Price unless less than 25 of the
Films are delivered. In the event less than 12 Films have been accepted during the Initial Delivery Period and the Cure Delivery Period, the cash portion of the purchase price will be reduced by $76,000 for each Film not accepted and all stock certificates placed in the escrow account referenced above shall be released to TEAM without further
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Mr. David Black
June 25, 1999
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     obligation to FLI. In the event that more than 12, but less than 25 Films have been accepted during the Initial Delivery Period and the Delivery Cure Period, then TEAM shall be entitled to reduce the stock portion of the purchase price by $76,000 for each said Film which was not accepted. All expenses related to the laboratories examining the Elements shall be borne by TEAM, provided that FLI shall pay all shipping costs to said laboratories.


     The criteria by which a Film will be judged acceptable are as follows:

          a. Title:      FLI shall have the obligation to provide TEAM with
                         documentation which establishes FLI's ownership or control of the rights being granted to TEAM, as well as the existence of any substantial encumbrances which will affect the future marketability. Residual or producer's share payments which will be triggered by future exploitation of the Films shall not be considered an encumbrance to a Film, provided that FLI shall represent and warrant that all such payments which may have been triggered in the past are its sole responsibility. The parties hereby acknowledge that the United States Bankruptcy Court has adjudicated and deposed of various issues related to the Film Library, and that both parties have reviewed the terms and conditions of said bankruptcy documents and hereby accept the judgment of the Court in connection with all issues adjudicated by such.

          b. Elements:   With regard to the videotape masters and underlying
                         film elements (the "Elements") to be purchased by TEAM with regard to the Film Library, TEAM and FLI hereby agree that during the Initial Delivery Period, FLI shall be responsible for shipping the Elements for each Film to one of the film or video laboratories listed on
                         Exhibit 2 to this agreement. TEAM shall instruct each laboratory to immediately commence a quality check on the applicable Elements upon their receipt by the laboratory. Delivery of a Film shall be deemed complete at such time as FLI has provided access to either a usable video master pursuant to the following provision or has provided access to a print or film negatives which meet the following criteria. The standard by which the quality of the Elements shall be are as follows:

                         i. Videotape Masters: A videotape master shall be deemed acceptable and delivered if it lacks excessive audio or video defects which would render it unusable for "broadcast rerun" purposes in


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Mr. David Black
June 25, 1999
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        either the United States or the United Kingdom. Minor defects which are correctable at a reasonable cost shall not render a video master unacceptable.

        ii. Film Elements: Print and/or negative material for a Film shall be deemed acceptable if the applicable Element lacks excessive scratches, tears and audio problems which would render it unusable for creating a video master. Film Elements which can be corrected by standard processes such as wet-gate printing or manipulation of audio tracks shall be deemed acceptable and delivered by TEAM. In the event usable visuals are available on one Element and the audio is usable on another, the combination of the two shall represent an accepted and delivered Element, provided that the cost of combining such is not excessive. TEAM and FLI acknowledge that foreign language tracks and M&E tracks are available for a substantial number of the Films. TEAM agrees that said Elements are to be transferred on an as-is basis with no reduction to the purchase price based on existence or condition.

6. a. If at any time during the period commencing on the issuance of the stock pursuant to this Agreement and ending on the one year anniversary of such issuance ("Stock Escrow Period"), the value of the stock certificates placed in the escrow account has dropped more than 25% below its $900,000 value for a period of 10 consecutive trading days (based upon the value of the stock of the stock on the execution day of this Agreement), TEAM shall have the choice of immediately wiring a cash payment to FLI which represents the difference in value, or to add additional registered stock to the escrow account to bring the total value to $900,000, provided that TEAM shall only be obligated to make said cash payment or add additional shares one time during the initial six (6) months of the Stock Escrow Period and once during the second six (6) month period. Notwithstanding the foregoing, in the event that at any time during the Stock Escrow Period the stock value drops more than 50%, then TEAM shall immediately wire said cash payment or add said additional registered stock, at it's option. At anytime during the Stock Escrow Period, TEAM shall have the right to purchase all shares and pay to FLI $900,000. In the event that TEAM does not so purchase the shares, the shares will be released to FLI from the escrow account on the first trading day following the end of the Stock Escrow Period and the value of the each share representing the stock portion of the Purchase Price shall be calculated based on the average bid price at closing for the previous ten (10) trading days. In the event the value of the shares is less than the original
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Mr. David Black
June 25, 1999
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        $900,000, TEAM shall immediately wire said cash payment or add additional registered and free trading stock, at it's option.

        b. In the event that TEAM elects to provide FLI with any additional shares of stock pursuant to section 6.a. above, and TEAM does not elect to purchase any of the Stock and FLI ultimately sells such stock, any portion of proceeds received by FLI in excess of $900,000 shall be due and payable to TEAM upon receipt by FLI of such excess amount.

        c. FLI and its assigns, successors and affiliates shall not engage is any short selling transaction with respect to any of the Stock acquired hereunder.

        d. Film Libraries shall maintain a security interest in all of the Films, licenses of the Films and proceeds such licenses, provided that to such TEAM shall have the right to retain the first $1,350,000 in revenue which it collects from any such licenses entered into during the commencing upon execution of this Agreement and ending on the one year anniversary date of the stock issuance. All revenue which TEAM collects during this period which is in excess of $1,350,000 shall be received in trust for the benefit of FLI and immediately placed in an escrow account for Film Libraries benefit or, at TEAM's option, paid to Film Libraries in cash to reduce the stock portion of the Purchase Price. Film Libraries security in these revenues shall be secured by a letter(s) of assignment which reflects TEAM's right to retain the first $1,350,000 in revenue. In no event shall TEAM be required to place more than $900,000 in revenue collected from said licenses into the escrow account.

7. In the event TEAM violates any of the terms and conditions set out herein and fails to cure such violation within fifteen (15) business days from the date on which it receives written notice of said violation, Film Libraries shall have the immediate right to declare the entire unpaid balance due and payable, provided that TEAM shall be limited to a three (3) day cure period with regard to the payments due at the end of the Initial Delivery Period and the Delivery Cure Period. In the event that TEAM fails to cure a violation within the applicable cure period, Film Libraries shall either have the right to sell the library without court order or judicial foreclosure of any kind and thereafter obtain ownership of all of the film sold at public sale. Such sale shall take place in Salt Lake City, Utah. Film Libraries shall be required, prior to the sale, to advertise the sale for two consecutive weeks in the New York Times, The Los Angeles Times and the Daily Variety. Libraries shall be entitled to make credit bid at the sale. The proceeds of the sale shall first be applied to the unpaid balance of Film Libraries, together with costs of the
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Mr. David Black
June 25, 1999
Page 6

          sale and a reasonable attorneys fees, with the remainder payable to TEAM. TEAM shall have the right to designate the order in which the films shall be sold at the sale.

     8. The parties further agree that in the event there is a dispute over the terms and conditions contained herein, that said dispute will be litigated in Third Judicial District Court in and for Salt Lake County, State of Utah, and the parties specifically consent to the jurisdiction of said court. Each of the parties agree to sign all additional documents which are required to effectuate the terms and conditions of this Agreement.

     While the parties anticipate entering into a more formal purchase agreement, this short form Agreement represents the agreement by TEAM to purchase FLI's ownership and control of the Film Library and FLI's agreement to sell such in accordance with the terms and conditions incorporated herein.


     Thank you.

     Sincerely,

     /s/ JONATHAN D. SHAPIRO

     Jonathan D. (Jody) Shapiro
     President and Chief Operating Officer


     Agreed to and accepted:  7-1-99

     Film Libraries, Inc.

     Subject to approval by Film Libraries, Inc. Partners


     By:

     /s/ JOHN L. HUELER
     --------------------------------------------
     John L. Hueler
     President, on behalf of Film Libraries, Inc.

                                                               - VIA FACSIMILE -



                              M E M O R A N D U M


TO:   DAVID BLACK, FILM RECOVERIES, INC.

FROM: JOHN HEULER, FILM LIBRARY, INC.

RE:   TEAM COMMUNICATIONS GROUP, INC.

Please be advised that Film Library, Inc. has obtained approval from their partners to accept the offer dated June 25, 1999 from TEAM. Film Library, Inc. removes the subject to restrictions indicated on the signature page of the offer.

Film Library, Inc.


/s/ JOHN L. HEULER
----------------------------------
By: John L. Heuler
    President

                               [TEAM LETTERHEAD]


June 25, 1999

Messrs. Jesse Weatherby and Lance Thompson
Film Brokers, Inc.
3708 Barham Boulevard, Suite 109
Los Angeles, CA 90068

                                Re: Film Library

Dear Messrs. Weatherby and Thompson:

Reference is hereby made to the Purchase Agreement of even date herewith made by Team Communications Group, Inc. ("TEAM") and Film Libraries, Inc. ("FLI"), whereby TEAM is acquiring the rights in the above-referenced Film Library. This letter represents the agreement between TEAM and you in connection with commissions to be paid to you in connection with TEAM's purchase of the Film Library. This Agreement shall become binding upon TEAM and you at such time as the Purchase Agreement is executed between TEAM and Film Libraries, Inc. The Purchase Agreement which is attached as Schedule 1, is incorporated into this agreement by this reference. Terms defined in the Purchase Agreement shall have the same meaning when used herein.

     1.   Commission total amount: $300,000.00

     2. Payable: $200,000 in cash, $100,000 in TEAM Common Stock. The cash portion of the commission shall be wire transferred to a bank account to be designated by you.

     3.   Payment Terms: $300,000 will be payable as follows:

     a. Ten percent (10%) of the cash portion of the commission in the amount of Twenty Thousand Dollars ($20,000) shall be placed into a mutually acceptable escrow upon Film Libraries' execution of the Purchase Agreement. At such time during the Initial Acceptance Period that two or more Films have been accepted, the $20,000 placed in the escrow account referenced above shall immediately be released to you and shall be applied against the commission due to you on the purchase of said Films. The escrow account shall contain strict instructions for the release of the funds upon acceptance of two or more titles.

     b. The balance of the cash portion of One Hundred Eighty Thousand Dollars ($180,000) shall be payable in two installments, with the first payment of One Hundred Thousand Dollars
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Messrs. Jesse Weatherby and Lance Thompson
June 25, 1999
Page 2


          ($100,000) on August 1, 1999 and the remaining Eighty Thousand Dollars ($80,000) due on September 1, 1999, subject only to the reduction provisions on Paragraph 5 below.

     c. Certification representing the stock portion of the purchase price shall be placed in a mutually acceptable escrow account, subject only to the provisions of Paragraph 5. The value of each share representing the stock portion shall be calculated based on the average bid price at closing for the previous ten (10) trading days preceding the execution day of this Agreement. TEAM agrees that all certificates of stock placed in the escrow account shall be registered no later than six months following the date on which such certificates were placed in the escrow account. Until such time as such shares are registered and become free trading, you shall retain a security interest in the Film Library for the value of the stock. In the event that TEAM is successful in raising in excess of $25,000,000 in any stock offering during the one year period following the placement of the stock certificates in the escrow account, TEAM shall immediately purchase all stocks from you and wire $100,000 to your bank account, subject only to any reduction pursuant to Paragraph 5. If at any time during the period commencing on the issuance of the stock certificates pursuant to this Agreement and ending on the one year anniversary of such issuance ("Stock Escrow Period"), the value of the stock certificates placed in the escrow account has dropped more than 25% below it $100,000 value for a period of 10 consecutive trading days (based upon the value of the stock on the execution day of this Agreement), TEAM shall have the choice of immediately wiring a cash payment to you which represents the difference in value, or to add additional registered stock to the escrow account to bring the total value to $100,000, provided that TEAM shall only be obligated to make said cash payment or add additional shares one time during the initial six (6) month period following the issuance of the stock and once during the second six (6) month period. Notwithstanding the foregoing, in the event that at any time during the Stock Escrow Period the stock value drops more than 50%, then TEAM shall immediately wire said cash payment or add said additional registered stock, at its option. At anytime during the Stock Escrow Period, TEAM shall have the right to purchase all shares and pay to you $100,000. In the event that TEAM does not so purchase the shares, the shares will be released to you from the escrow account on the first trading day following the end of the Stock Escrow Period and the value of each share representing the stock portion of the Purchase Price shall be calculated based on the average bid prices at closing for the previous ten (10) trading days. In the event the value of the shares is less than the original $100,000, TEAM shall immediately wire said cash payment or add additional registered and free trading stock, at its option.

     d. In the event that TEAM elects to provide you with any additional shares of stock pursuant to section a. above, and TEAM does not elect to purchase any of the Stock and you ultimately sell such stock, any portion of proceeds received by you in excess of $100,000 shall be due and payable to TEAM upon receipt by you of such excess amount.

     e. You and your assigns, successors and affiliates shall not engage in any short selling transaction with respect to any of the Stock acquired hereunder.
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Messrs. Jesse Weatherby and Lance Thompson
June 25, 1999
Page 3

     4. Commission Reduction: TEAM hereby agrees that it shall not have the right to reduce your commissions, unless FLI delivers less than 23 Films. In the event that less than 23 Films are delivered, TEAM shall have the right to reduce your commissions by $12,000 for each Film which FLI fails to deliver under 23. Reductions in your commissions shall first be deducted from the stock portion of your commission and shall only reduce the cash portion in the event that the stock portion is reduced to a zero balance.

     5. In the event that TEAM violates any of the terms and conditions set out herein and fails to cure such violation within fifteen (15) business days from the date on which it receives written notice of said violation, you shall have the immediate right to declare the entire unpaid balance due and payable, provided that TEAM shall be limited to a three (3) day cure period with regard to the payments due at the end of the Initial Delivery Period and the Delivery Cure Period, as well as the $20,000 to be escrowed upon execution of the Purchase Agreement with FLI. In the event that TEAM fails to cure a violation within the applicable cure period and Film Libraries forces a public sale of the Films, you shall receive any commissions owed to you prior to TEAM collection and retaining any proceeds of the sale.

     While the parties anticipate entering in to a more formal purchase agreement, this short form Agreement represents the agreement by TEAM to pay you the commission herein. Each of the parties agree to sign all additional documents necessary to effectuate the terms and conditions of this Agreement.

Thank you.


Sincerely,

/s/ JONATHAN D. SHAPIRO

Jonathan D. (Jody) Shapiro
President and Chief Operating Officer



Agreed to and accepted:


Film Brokers, Inc.



By: /s/ JESSE WEATHERBY 7/2/99                 /s/ LANCE THOMPSON
    --------------------------                 ------------------
    Jesse Weatherby                            Lance Thompson



Any dispute that arises in connection with this agreement, will be submitted by the applicable parties to the American Arbitration Association, whose judgement shall be deemed final.